Exhibit 6.2

API AGREEMENT

THIS API AGREEMENT, dated as of _________ __, (this "Agreement"), is made by and between EXODUS MOVEMENT, INC., a Delaware corporation ("Exodus"), and [NAME OF PROVIDER], a _______________ corporation d/b/a _____________ ("Provider").

RECITALS

A.          Exodus is a software company that has developed the Exodus Wallet (the "Exodus Unhosted Wallet"), which is an unhosted and non-custodial software wallet for multiple types of cryptocurrencies and cryptographic assets (collectively, "crypto assets").  The Exodus Unhosted Wallet can currently be downloaded from the exodus.io website, the iOS app store, and the Google Play store.

B.          Provider currently provides software services to permit a user of an unhosted and non-custodial crypto asset software wallet to exchange one crypto asset for another crypto asset (the "Services").  Provider provides an application program interface to permit the Services to be accessible for users of unhosted wallet software (the "API").

C.          Exodus and Provider desire, under the terms and conditions of this Agreement, to integrate the API into the Exodus Unhosted Wallet, with respect to users of the Exodus Unhosted Wallet who are located in the United States and its territories.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals, mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.          Term and Termination.

(a)          Term.  The term of this Agreement shall commence on the date of this Agreement and shall continue until the date of termination of this Agreement in accordance with Section 1(b) (the "Term").

(b)          Termination.

(i)          This Agreement may be terminated for any reason by any party upon at least seven (7) days advance written notice to the other party.

(ii)          This Agreement may be immediately terminated by either party in the event of (i) a breach in the terms of this Agreement that goes uncured for seven (7) days after written notice has been provided to the breaching party of such breach, (ii) grossly negligent, reckless or willful misconduct of the other party, (iii) the violation of any applicable law or regulation by the other party, (iv) the insolvency, bankruptcy or receivership of any party, or (v) in the event that the Services are prohibited by any applicable regulatory authority, statute or regulation.

(c)          Effect of Termination.

(i)          API Integration Fees Owed by Provider.  Provider will pay, in BTC, to Exodus all API Integration Fees (as defined in Section 3(c)(i)) due under this Agreement, but not yet paid as of the date of such termination.  For the avoidance of doubt, in the event that this Agreement is terminated prior to the end of any calendar month, the final payment of API Integration Fees by Provider to Exodus will include an amount equal to the Pro Rata Subscription Fee Amount (as defined in Section 3(c)(viii)).

(ii)          Miscellaneous.  Termination of this Agreement by any party shall not act as a waiver of any breach of this Agreement and shall not act as a release of any party from any liability for breach of such party’s obligations under this Agreement.  Neither party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a party shall be without prejudice to any other right or remedy of such party under this Agreement or applicable law.

Section 2.          Duties; Representations and Warranties.

(a)          Duties of Exodus.  During the Term of this Agreement, Exodus shall promptly respond to any inquiries from Provider with respect to the integration of the API in the Exodus Unhosted Wallet.   Subject to the requirements of Section 2(f), Exodus is under no obligation to utilize the API in the Exodus Unhosted Wallet, nor require, request or encourage any User (as defined in Section 3(c)(xi)) to utilize the API in the Exodus Unhosted Wallet, during the Term of this Agreement.  In integrating the API into the Exodus Unhosted Wallet, Exodus shall comply with all applicable statutes and regulations, including, but not limited to, any applicable regulations of, or published guidance from, the U.S. Financial Crimes Enforcement Network ("FinCEN") or any other applicable regulatory authority.

(b)          Duties of Provider.  During the Term of this Agreement, Provider shall provide the API to Exodus to permit the Services to be incorporated into the Exodus Unhosted Wallet, with respect to users of the Exodus Wallet located inside of the United States and its territories.  Provider shall promptly respond to any inquiries from Exodus with respect to the API and Services.  Provider shall implement systems and procedures to ensure that, subject to the restrictions of applicable laws and regulations, any User of the Services have their Transactions promptly (i) accepted and completed or (ii) rejected and refunded.  In providing the API and the Services, Provider shall comply with all applicable statutes and regulations, including, but not limited to, any applicable regulations of, or published guidance from, FinCEN or any other applicable regulatory authority.

(c)          Representations of Exodus.  Exodus represents and warrants to Provider that (i) Exodus is organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement and conduct its business as it is now being conducted; (ii) the names and titles of the directors, executive officers, and stockholders that own at least 10% of shares of voting stock of Exodus, as of the date of this Agreement, are attached as Appendix 1; (iii) Exodus is not identified on any sanctions list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List (collectively, the "OFAC Lists"); (iv) no director, officer, employee, or holder of equity or debt securities of Exodus is identified on, or is 50% or more owned, directly or indirectly, by any party identified on, any of the OFAC Lists; (v) Exodus has implemented sanctions compliance procedures reasonably designed to ensure compliance with OFAC sanctions regulations; (vi) Exodus has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business as presently conducted in all material respects; and (vii) copy of the Certificate of Incorporation of Exodus, as currently in full force and effect, is attached as Appendix 3.

(d)          Representations of Provider.  Provider represents and warrants to Exodus that (i) Provider is organized, validly existing and in good standing under the laws of ______________, with all requisite corporate power and authority to enter into this Agreement and conduct its business as it is now being conducted, (ii) the names and titles of the directors, executive officers, and stockholders that own at least 10% of shares of voting stock of Provider, as of the date of this Agreement, are attached as Appendix 2; (iii) Provider is not identified on any of the OFAC Lists; (iv) no director, officer, employee, or holder of equity or debt securities of Provider is identified on, or is 50% or more owned, directly or indirectly, by any party that is identified on any of the OFAC Lists, (v) Provider will comply with all applicable sanctions and export control laws and will not provide the Services under this Agreement to any parties that, at the time such Services are provided, are (A) located or resident in any country or territory that is subject to a U.S. trade embargo or other applicable sanctions prohibiting such services, including but not limited to, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria or (B) identified on any of the OFAC Lists or other applicable sanctions list prohibiting such services; (vi) Provider has implemented sanctions compliance procedures reasonably designed to ensure compliance with OFAC sanctions regulations and other applicable sanctions laws; (vii) Provider has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business as presently conducted in all material respects; and (viii) a copy of the Articles of Incorporation of Provider, as currently in full force and effect, is attached as Appendix 4.

(e)          Independent Contractor Relationship. The relationship between the parties to this Agreement shall be that of independent contractors.  Nothing in this Agreement shall be construed to create the relationship of employer and employee, a joint venture, a partnership, or joint association between the parties to this Agreement and or any of their respective affiliates.  Exodus shall solely be responsible for the payment of income taxes applicable to the compensation received from Provider under Section 3.

(f)          Preferred API for Transactions Between Preferred Crypto Assets.   During the Term of this Agreement, solely with respect to Transactions between Preferred Crypto Assets (as defined in Section 3(c)(vii)), Exodus shall integrate Provider's API into the Exodus Unhosted Wallet so that Provider's API is the sole and exclusive API for Preferred Crypto Assets available to Users who are located in the United States and its territories; provided, however, that in the event that Provider's API cannot process one or more Transactions between certain types of Preferred Crypto Assets, Exodus may utilize another provider's API to complete such Transactions that cannot be processed by Provider.  For avoidance of doubt, the exclusivity set forth in this Section 2(f) does not apply to Transactions made by Users of the Exodus Wallet who are located outside of the United States and its territories.

Section 3.          API Integration Fees to Exodus.

(a)          Subscription Fee.  In consideration for the integration by Exodus of the API into the Exodus Unhosted Wallet software, Provider shall pay to Exodus a semi-monthly subscription fee of $__________ (the "Subscription Fee"), which shall be paid by Provider in arrears, in BTC, on (i) the fifteenth (15th) day of each calendar month and (ii) the last day of each calendar month.  Provider shall pay an initial $_________ payment to Exodus on _______________, for the pro-rated portion of the Subscription Fee for the time period of ___________ to _____________.   The first full Subscription Fee payment under this Agreement shall paid by Provider on _______________.

(b)          Class A Transaction Fees.  In consideration for the integration by Exodus of the API into the Exodus Unhosted Wallet software, Provider shall pay to Exodus the Class A Transaction Fee (as defined in Section 3(c)(iv)) for each Class A Transaction (as defined in Section 3(c)(vi)).  Provider shall provide Exodus with a software interface to (i) view the accrual of the Class A Transaction Fees on a real-time basis and (ii) permit Exodus to receive payment, in BTC, for any accrued Class A Transaction Fees, no later than two (2) days after the date of completion of the corresponding Transactions.

(c)          Definitions.

(i)          "API Integration Fees" means, collectively, Subscription Fees and Class A Transaction Fees.

(ii)          "BTC" means Bitcoin cryptocurrency.

(iii)          "Class A Transaction Fee" means, collectively, for each Transaction of a Class A Crypto Asset, an amount equal to (x) 0.02 multiplied by (y) the Initial BTC Value.

(iv)          "Class A Crypto Asset" means, collectively, the following crypto assets:  Bitcoin (BTC), Bitcoin Cash (BCH), Bitcoin SV (BSV), Bitcoin Gold (BTG), Ethereum (ETH),  Ethereum Classic (ETC), Litecoin (LTC), and Paxos Standard (PAX).

(v)          "Class A Transaction" means each Transaction solely between Class A Crypto Assets.

(vi)          "Initial BTC Value" means the value, in BTC, of the Class A Crypto Asset sent to Provider by a User, at the time the Class A Crypto Asset was received by Provider from such User.

(vii)          "Preferred Crypto Asset" means, collectively, all crypto assets except (A) Class A Crypto Assets and (B) Monero (XMR) cryptocurrency.

(viii)          "Pro Rata Subscription Fee Amount" means (x) the amount of the Subscription Fee multiplied by (y) the amount of days in the calendar month up to the date of termination of this Agreement divided by (z) the total number of days in the calendar month.

(ix)          "Transaction" means a transaction of Services between Provider and a User, effected through the API, in which (i) User sends a crypto asset from  User's Exodus Unhosted Wallet to Provider, and (ii) Provider sends, in response, a different type of crypto asset to User's Exodus Unhosted Wallet.

(x)          "User" means a user of the Services of Provider through the API in the Exodus Unhosted Wallet.

Section 4.          Intellectual Property Rights

(a)          License to Use API In Exodus Unhosted Wallet.  Subject to the terms and conditions of this Agreement, Provider grants to Exodus a limited, royalty-free, paid-up, worldwide, non-exclusive, and non-transferable license, during the Term of this Agreement, to (i) execute and use the API in the Exodus Unhosted Wallet software application and (ii) use Provider's copyrighted work embodied in the API.

(b)          Exodus - Retention of Rights.  Exodus reserves all rights, title, and interest in and to any materials produced by Exodus, including, without limitation, all patent rights, copyrights, trademarks, trade secrets, and all other intellectual property rights.   Exodus shall retain all right, title and interest in the Exodus Unhosted Wallet, and shall own all improvements thereon that are developed by Exodus in connection with this Agreement.  Provider shall not acquire any rights, title, or interest, express or implied, to the Exodus Unhosted Wallet or any other software or service produced by Exodus, nor to any derivative works, modifications, enhancements, improvements, translations or other alterations thereto, and nothing in this Agreement shall be deemed to grant Provider any right, title or interest in the Exodus Unhosted Wallet, nor to any derivative works, modifications, enhancements, improvements, translations or other alterations thereto (“Exodus Derivative Works”). To the extent any assignment is necessary to evidence the intent of this section, Provider agrees to assign to Exodus all of its right, title and interest in and to such Exodus Derivative Works, and any part thereof, and in and to all copyrights, patents, and other proprietary rights Provider may have in such Exodus Derivative Works.

(c)          Provider - Retention of Rights.  Provider reserves all rights, title, and interest in and to any materials produced by Provider including, without limitation, all patent rights, copyrights, trademarks, trade secrets, and all other intellectual property rights.  Provider shall retain all right, title and interest in the API, and shall own all improvements thereon that are developed by Provider in connection with this Agreement.  Other than the license granted during the Term of this Agreement, as set forth in Section 4(a), Exodus shall not acquire any rights, title, or interest, express or implied, to the API or any software or service produced by Provider, and nothing in this Agreement shall be deemed to grant Exodus any right, title or interest in the API, nor to any derivative works, modifications, enhancements, improvements, translations or other alterations thereto (“Provider Derivative Works”). To the extent any assignment is necessary to evidence the intent of this section, Exodus agrees to assign to Provider all of its right, title, and interest in and to such Provider Derivative Works, and any part thereof, and in and to all copyrights, patents and other proprietary rights they may have in such Provider Derivative Works.

Section 5.          Confidentiality

(a)          General.   The Receiving Party (as defined in Section 5(b)(iii)) shall not disclose any Confidential Information (as defined in Section 5(b)(i)) to any party other than to the Representatives (as defined in Section 5(b)(iv)) of the Receiving Party who have a specific need to know the information in connection with the terms and conditions of this Agreement.  If the Receiving Party is required by law, court order, or governmental authority to produce Confidential Information of the Disclosing Party (as defined in Section 5(b)(ii)), the Receiving Party must immediately notify the Disclosing Party of that obligation prior to its disclosure, unless such notification is prohibited by applicable law.

(b)          Definitions.

(i)          "Confidential Information" means any information (whether oral, written, electronic or otherwise) provided by the Disclosing Party to the Receiving Party that (A) relates to the Disclosing Party's business, (B) is not known generally to the industry in which the Disclosing Party may be engaged, and (C) is not otherwise generally available to the public.  Confidential Information includes, but is not limited to, any and all of the Disclosing Party's intellectual property (including, but not limited to, patents, trademarks and copyrights), trade secrets, proprietary data or information relating to past present or future business and products; price lists, customer lists, customer addresses, customer telephone numbers and customer files; information pertaining to processes, procedures or standards; manuals, business strategies, records, drawings, specifications, or designs; financial information, whether or not in writing; and any other information or data which the Disclosing Party advises the Receiving Party in writing to be treated as confidential information.  Confidential Information does not include information that (I) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or the Receiving Party's employees, (II) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) that, to the best of the Receiving Party's knowledge after due inquiry, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party, (III) is independently developed by the Receiving Party without use of the Confidential Information, or (IV) is already known by the Receiving Party at the time of this Agreement.

(ii)          “Disclosing Party” means any party to this Agreement who discloses information to the other party to this Agreement.

(iii)          “Receiving Party” means any party to this Agreement who receives information from the other party to this Agreement.

(iv)          "Representatives" means a party’s directors, officers, employees, attorneys, accountants, financial advisors, and consultants.

Section 6.          Limitation of Liability.  NO PARTY TO THIS AGREEMENT WILL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS, LOSS OF USE, OR LOSS OF GOODWILL OR REPUTATION) WITH RESPECT TO ANY CLAIMS BASED ON CONTRACT, TORT, OR OTHERWISE (INCLUDING NEGLIGENCE AND STRICT LIABILITY) ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

Section 7.          Miscellaneous.

(a)          Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) if sent by e-mail, on the date that the e-mail is received by the recipient in legible form or (iii) if sent by international delivery service, on the Business Day that it is delivered or its delivery is attempted, in any case addressed to the parties at the following addresses or at such other address as shall be given in like manner by any party to the other:

If to Exodus:

Mr. Jon Paul Richardson
Chief Executive Officer
Exodus Movement, Inc.
15418 Weir Street, No. 333
Omaha, NE  68137
E-MAIL:   jp@exodus.io

If to Provider:

[Name]
[Title]
[Name of Provider]
[Address]
E-MAIL:  ___________________

(b)          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to conflicts of laws principles thereof.  Each party hereby waives trial by jury in any court action or proceeding to which they may be parties, arising out of, in connection with or in any way pertaining to, this Agreement.

(c)          Entire Agreement; Termination of Prior Agreements.  This Agreement contains the entire understanding of the parties with respect to activities contemplated by this Agreement. This Agreement supersedes and terminates all prior agreements and understandings between the parties to this Agreement, whether written or oral.

(d)          Survival.  Sections 1(c), 2(e), 4, 5, 6 and 7 shall survive the termination of this Agreement.

(e)          Miscellaneous.  This Agreement may not be assigned by any party without the written consent of all of the parties hereto.  Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto.  If any provision of this Agreement is held invalid or unenforceable in accordance with its express terms in any legal proceeding, such invalidity or unenforceability shall not affect the validity and enforceability of any other part of this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement which is binding upon all parties hereto, notwithstanding that all parties are not signatories to the same counterpart.  This Agreement may be executed by electronic, facsimile or scanned signatures which shall be deemed to have the same force and effect as an original signature.  This Agreement may be amended only by a written agreement signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

EXODUS MOVEMENT, INC.		[NAME OF PROVIDER]

By:		By:
	Jon Paul Richardson		[Name]
	Chief Executive Officer		[Title]

(Signature Page to
API Agreement)

Appendix 1

Exodus Movement, Inc.

List of Directors, Executive Officers and
Significant Stockholders (holding at least 10% of equity shares)

DIRECTORS AND EXECUTIVE OFFICERS
Title	Name
Director	Jon Paul Richardson
Director	Daniel Jason Castagnoli
Chief Executive Officer	Jon Paul Richardson
President	Daniel Jason Castagnoli
Chief Financial Officer and Secretary	James Gernetzke
Chief Operating Officer	Sebastian Milla

STOCKHOLDERS HOLDING AT LEAST 10% OF EQUITY SHARES
Name of Stockholder
Jon Paul Richardson
Daniel Jason Castagnoli

Appendix 2

[Name of Provider]

List of Directors, Executive Officers and
Significant Shareholders (holding at least 10% of voting equity shares)

DIRECTORS AND EXECUTIVE OFFICERS
Title	Name

SHAREHOLDERS HOLDING AT LEAST 10% OF VOTING EQUITY SHARES
Name of Shareholder

Appendix 3

Certificate of Incorporation of
Exodus Movement, Inc.

Appendix 4

Articles of Incorporation of